REAL ESTATE PURCHASE AND SALE AGREEMENT

BETWEEN

THE NORTHWESTERN MUTUAL LIFE INSURANCE COMPANY,
A WISCONSIN CORPORATION, AS SELLER

AND

NTS REALTY HOLDINGS LIMITED PARTNERSHIP,
A DELAWARE LIMITED PARTNERSHIP

AND

OVERLOOK ASSOCIATES, LLC, A COLORADO
LIMITED LIABILITY COMPANY, AS BUYER

FOR

THE OVERLOOK AT ST. THOMAS APARTMENTS

doc#281742/ver6/semery

REAL ESTATE PURCHASE AND SALE AGREEMENT

Table of Contents

Article 1 Article 2 Article 3 Article 4 Article 5 Article 6	Agreement and Recital

Basic Terms

Representations and Warranties

3.1    Representations and Warranties by Seller
3.2    No Other Representations and Warranties by Seller
3.3    Representations, Warranties, and Covenants by Buyer
3.4    Buyer's Reliance on Own Investigation; "AS-IS" Sale

The Transaction

4.1    Escrow
4.2    Purchase Price
         4.2.1    Earnest Money
         4.2.2    Retention and Disbursement of Earnest Money
         4.2.3    Cash at Closing
4.3    Conveyance by Deed
4.4    Closing Date Extension

Title and Survey

5.1    Title Insurance Commitment
5.2    Subsequent Matters Affecting Title
5.3    Survey
5.4    Effect of Approval Notice

Condition of the Property

6.1    Inspections
         6.1.1    Inspection of Property
         6.1.2    Inspection of Due Diligence Documents
6.2    Entry onto Property
6.3    Environmental Matters
         6.3.1    Buyer's Environmental Investigation
         6.3.2    Seller's Environmental Reports
6.4 Approval and Termination

i

Article 7 Article 8 Article 9 Article 10 Article 11 Article 12
         6.4.1    Buyer's Approval Notice
         6.4.2    Buyer's Right to Terminate
         6.4.3    Seller's Right to Terminate
6.5    Service Contracts
6.6    Leasing and Management of the Property

Closing

7.1    Buyer's Conditions Precedent to Closing
7.2    Seller's Conditions Precedent to Closing
7.3    Deposits in Escrow
         7.3.1    Seller's Deposits
         7.3.2    Buyer's Deposits
         7.3.3    Joint Deposits
         7.3.4    Other Documents.
7.4    Costs
7.5    Prorations
         7.5.1    Generally
         7.5.2    Like-Kind Exchange (Proration)
7.6    Insurance
7.7    Close of Escrow
7.8    Possession
7.9    Recorded Instruments
7.10    Tenant Notice(s)

Condemnation and Casualty

Notices

Successors and Assigns

Brokers

Covenant Not to Record

ii

Article 13 Article 14 Article 15 Article 16	Default

13.1    Default By Buyer
13.2    Default By Seller

Non-Default Termination

Indemnities

15.1    Seller Indemnity
15.2    Buyer Indemnity
15.3    Unknown Environmental Liabilities
15.4    Release
15.5    Survival

Miscellaneous

16.1    Survival of Representations, Covenants, and Obligations
16.2    Attorneys' Fees
16.3    Publicity
16.4    Captions
16.5    Waiver
16.6    Time
16.7    Controlling Law
16.8    Severability
16.9    Construction
16.10   Intentionally Deleted
16.11   Like-Kind Exchange
            16.11.1    Assignment of Seller's Rights to Agreement to Qualified Intermediary
            16.11.2    Reassignment to Seller
            16.11.3    Assignment of Buyer's Rights to Agreement to Qualified Intermediary
            16.11.4    Reassignment to Buyer
16.12   Execution
16.13   Amendments
16.14   Entire Agreement
16.15 Post-Closing Audit

Receipt by Escrowholder

iii

IRE 334069

REAL ESTATE PURCHASE AND SALE AGREEMENT

ARTICLE 1

AGREEMENT AND RECITAL

          THIS REAL ESTATE PURCHASE AND SALE AGREEMENT (“Agreement”) is made and entered into as of the Effective Date (as defined in the Article hereof entitled “Basic Terms”) between THE NORTHWESTERN MUTUAL LIFE INSURANCE COMPANY, a Wisconsin corporation (hereinafter referred to as “Seller”), and NTS REALTY HOLDINGS LIMITED PARTNERSHIP, a Delaware limited partnership (“NTS”) and OVERLOOK ASSOCIATES, LLC a Colorado limited liability company (“Overlook Associates”). NTS and Overlook Associates are hereinafter referred to collectively as “Buyer.”

          Buyer desires to purchase from Seller and Seller desires to sell to Buyer all of Seller’s right, title and interest in and to that certain apartment complex commonly known as The Overlook at St. Thomas located at 6800 Steep Run Road, in the City of Louisville, County of Jefferson, State of Kentucky, subject to the terms and conditions contained herein.

ARTICLE 2

BASIC TERMS

          As used herein, the following Basic Terms are hereby defined to mean:

Approval Date Buyer's Address for Notice	Thirty days (30) days from the Effective Date.

NTS Realty Holdings Limited Partnership
10172 Linn Station Road
Louisville, Kentucky 40223
Attn: Brian F. Lavin
Telephone: 502-426-4800
Fax: 502-426-4994
E-Mail: blavin@ntsdevco.com

Buyer's Taxpayer Identification Number Closing Date Earnest Money Initial Earnest Money Additional Earnest Money Effective Date Escrowholder	with a copy to:

Rosann D. Tafel, Esq.
10172 Linn Station Road
Louisville, Kentucky 40223
Telephone: 502-426-4800
Fax: 502-426-4994
Email: rtafel@ntsdevco.com

and

Overlook Associates, LLC
Address: 101 South Fifth Street, Suite 3100
Louisville, Kentucky 40202-3103
Telephone: 502-581-1031
Fax: 502-581-1030
Attention: Terri Allen
Email: tallen@meridianinvestments.com

NTS 41-2111139
Overlook Associates 20-5964527

January 31, 2007, or such later date should Buyer exercise
its option to extend pursuant to the Section hereof entitled
"Closing Date Extension."

Five Hundred Thousand Dollars ($500,000.00)

Five Hundred Thousand Dollars ($500,000.00)

The later date of execution of this Agreement by Buyer or
Seller as shown on the signature page hereof.

Title Insurer (subject to the provisions of the Section
hereof entitled "Escrow")

Involved Seller Representative(s) (re: Representations and Warranties by Seller) Long-Term Service Contracts Materiality Limit (re: Casualty and Condemnation) Property	Gary Schirmers, Director-Field Asset
Management, an employee of Northwestern
Investment Management Company, LLC

Those certain contracts identified as Long-Term Service
Contracts on Schedule 2 to Exhibit K.

Two Million Dollars ($2,000,000.00)

The Seller's interest in the land described in Schedule 1 to
Exhibit A attached hereto and incorporated herein, together
with all rights, privileges, and easements appurtenant to
the land (hereinafter referred to as the "Land"), together
with the following: (a) all buildings, improvements, and
structures located on the Land (hereinafter referred to as
the "Improvements"); (b) all personal property owned by the
Seller which is used in the operation of the Land and
Improvements and located thereon, including all fixtures,
plumbing, heating, ventilation and air conditioning units,
appliances, furniture and furnishings, maintenance
equipment, parts, supplies, signage, lighting systems, all
software that is transferable, computers and
computer-related equipment located at the Property, golf
carts, vehicles, if any, and all other equipment as set
forth on Schedule 1 to the Quitclaim Bill of Sale attached
hereto as Exhibit G (hereinafter referred to as the
"Personal Property"); (c) all of Seller's interest in any and all Tenant Leases and rental agreements of space in the
Improvements, including those agreements entered into after
the Effective Date pursuant to the Section hereof entitled
"Leasing"; and in and to all Service Contracts, as defined in this Article, affecting the Land and Improvements to which
Seller is a party and which (i) Seller chooses to assign and
(ii) Buyer chooses to have assigned

Purchase Price Seller's Address for Notice with a copy to:	to it and to assume pursuant to the provisions of the Subsection hereof entitled "Buyer's Approval Notice"; and (d) such other rights, interests, and properties as may be specified in this
Agreement to be sold, transferred, assigned, or conveyed by
Seller to Buyer, including any and all guarantees,
warranties, licenses, permits or other intangibles related
to the Land or Improvements and Seller's interest, if any,
in the name "The Overlook at St. Thomas." (The Seller's
interest in the Land, Improvements, and Personal Property,
together with the other rights and interests described
above, are hereinafter collectively referred to herein as
the "Property.")

Forty Six Million Dollars ($46,000,000.00)
which is allocated between NTS and Overlook Associates as to their ownership interests.

The Northwestern Mutual Life
Insurance Company
720 East Wisconsin Avenue
Milwaukee, WI 53202
Attn: Nicholas DeFino
Telephone: 414-665-7315
Fax: 414-665-5773
E-Mail: nickdefino@northwesternmutual.com

Northwestern Investment Management
Company
Corporate 500 Centre
520 Lake Cook Road, Suite 300
Chicago, IL 60015
Attn: Gary Schirmers
Telephone: 847-940-7800
Fax: 847-940-9044

E-Mail: garyschirmers@northwesternmutual.com

Seller's Broker Service Contracts Tenant Leases Title Insurer	Holliday Fenoglio Fowler, L.P.
200 West Madison Street
Suite 3650
Chicago, IL 60606
Attn: Matthew D. Lawton
Telephone: 312-528-3656
E-mail: mlawton@hfflp.com

Any and all contracts and service agreements, other than
Long Term Service Contracts, affecting the Land and
Improvements to which Seller is a party and which Buyer
chooses to assume pursuant to this Agreement.

All of Seller's interest in any and all leases and rental
agreements of space in the Improvements.

Commonwealth Land/LandAmerica Title
Insurance Company
PNC Plaza
500 West Jefferson Street
Suite 2200
Louisville, Kentucky 40202
Attn: Andy Cox
Telephone: 502-584-0211
Fax: 502-584-6518
E-Mail: acox@landam.com

ARTICLE 3

REPRESENTATIONS AND WARRANTIES

          3.1   Representations and Warranties by Seller. Seller hereby represents and warrants that Seller, and the individuals signing this Agreement on behalf of Seller, have the full legal power, authority, and right to execute and deliver, and to perform their legal obligations under this Agreement, and Seller’s performance hereunder and the transactions contemplated hereby, have been duly authorized by all requisite action on the part of Seller, and no remaining corporate action is required to make this Agreement binding on Seller. Subject to the limitations set forth in the Sections hereof entitled “No Other Representations and Warranties by Seller” and “Seller Indemnity,”Seller

          hereby represents and warrants that, except as set forth in Exhibit D attached hereto and incorporated herein, to the best of “Seller’s Actual Knowledge” (as herein defined in this Section) as of the Effective Date:

(a)	Seller has received no written notice, not subsequently cured, from any governmental entity citing Seller for any violation of any law, ordinance, order, or regulation which is applicable to the present use and occupancy of the Property;

(b)	the list of Tenant Leases attached hereto and incorporated herein as Schedule 2 to Exhibit B is true and correct as of the date specified thereon (to be updated as of the Closing Date), such list containing the identification of each space in the Property, and for each such space, the name of the tenant, the expiration date of the Tenant Lease, the date to which rent has been collected under each Tenant Lease as of December 1, 2006, and as of the first day of the month prior to the Closing Date, and all modifications of such Tenant Lease and supplements thereto;

(c)	in connection with Tenant Leases: (i) Seller has received no written notice or claim from any tenant alleging that Seller has defaulted in performing any of its obligations under any of the Tenant Leases that has not been cured or otherwise resolved; (ii) no material defaults exist under any of the Tenant Leases on the part of the tenant thereto;

(d)	No litigation, arbitration, or other judicial, administrative, or other similar proceedings involving, related to, or arising out of the Property are currently pending or threatened in writing, which would have a material impact on Buyer’s ownership or operation of the Property;

(e)	the list of Service Contracts attached hereto and incorporated herein as Schedule 2 to Exhibit K is true and correct as of the date specified thereon (to be updated as of the Closing Date), Seller has received no written notice or claim from any party thereto alleging that Seller has defaulted in performing any of its obligations under any of the Service Contracts or Long-Term Service Contract(s) which Buyer is required to assume, that has not been cured or otherwise resolved;

(f)	Seller has received no written notice from any governmental agency of any actual or potential condemnation of the Property or any part thereof;

(g)	Seller has received no written notice from any governmental agency with respect to any Hazardous Material contamination on the Property, or with respect to any investigation, administrative order, consent order or agreement, litigation, or settlement with respect to Hazardous Material or Hazardous Material contamination that is in existence with respect to the Property. As used herein, “Hazardous Material” means any hazardous, toxic or dangerous waste, substance, or material, as currently defined for purposes of the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended; asbestos in any form or condition; polychlorinated biphenyl’s; and any other material, substance or waste defined in or regulated under any other federal, state, or local law, ordinance, rule, or regulation, applicable to the Property, and establishing liability standards or required action as to reporting, discharge, spillage, storage, uncontrolled loss, seepage, filtration, disposal, removal, use, or existence of a hazardous, toxic, or dangerous waste, substance, or material;

(h)	there are no employees of Seller working at the Property; and

(i)	neither Seller nor any persons or entities owning (directly or indirectly) a ten percent (10%) or greater ownership interest in Seller, or guarantors and/or indemnitors of the obligations of Seller (if any) in favor of Buyer in connection with the sale of the Property: (i) are now or shall become, a person or entity with whom Buyer is restricted from doing business with under regulations of the Office of Foreign Assets Control (“OFAC”) of the Department of the Treasury (including, but not limited to, those named on OFAC’s Specially Designated Nationals and Blocked Persons list) or under any statute, executive order (including, but not limited to, the September 24, 2001, Executive Order Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism), or other governmental action; (ii) are now or shall become, a person or entity with whom Buyer is restricted from doing business with under the International Money Laundering Abatement and Financial Anti-Terrorism Act of 2001, or the regulations or orders thereunder; and (iii) is not knowingly engaged in, and shall not engage in, any dealings or transaction, or be otherwise associated with such persons or entities described in (i) and (ii) above.

          Seller quitclaims to Buyer any rights it may have to use the name Overlook At St. Thomas as it relates to the operation of the Property. Buyer hereby acknowledges that Seller makes no representations or warranties concerning any patents, trademarks, copyrights, or other intellectual property rights, and that “Seller’s Actual Knowledge,” upon which the representations and warranties set forth in Section 3.1(a) –(i) are based, means only the actual knowledge of the Involved Seller Representative(s), at the time the representative or warranty is made or re-made, without conducting any investigations whatsoever, or inquiry or review of files in Seller’s possession or control in connection with this transaction or the making of the representations contained in this Article. To the best of Seller’s Actual Knowledge, there are no employees of Seller or Northwestern Investment Management Company, LLC, who are likely to have information regarding the representations and warranties set forth in this Section which would be superior to that of the Involved Seller Representative(s). The sole and exclusive obligations of Seller with respect to the representations set forth in this Section shall be as set forth in the Section hereof entitled “Seller Indemnity.”

          3.2   No Other Representations and Warranties by Seller. Except as set forth in the Section hereof entitled “Representations and Warranties by Seller,” and the representations expressly set forth in any documents executed by Seller and to be delivered to Buyer at the Closing, Seller makes no other, and specifically negates and disclaims any other, representations, warranties, promises, covenants, agreements, or guarantees of any kind or character whatsoever, whether express or implied, oral, or written, past, present, or future, concerning, with respect to or regarding the Property, including, without limitation: (i) the ownership, management, and operation of the Property; (ii) title to the Property; (iii) the physical condition, nature, or quality of the Property and any Personal Property, including, without limitation, the quality of the soils on and under the Property and the quality of the labor and materials included in any buildings or other improvements, fixtures, equipment, or Personal Property comprising a portion of the Property; (iv) the fitness of the Property for any particular purpose; (v) the presence or suspected presence of Hazardous Material on, in, under, or about the Property (including, without limitation, the soils and groundwater on and under the Property); (vi) the compliance of the Property with applicable governmental laws or regulations, including, without limitation, the Americans with Disabilities Act of 1990, environmental laws and laws or regulations dealing with zoning or land use; or (vii) the past or future operating results and value of the Property (items i-vii hereinafter collectively referred to as “Condition and Quality of the Property”). Without modifying the limitations contained in this Section 3.2 of the representations and warranties being made by Seller to Buyer in connection with the sale of the Property, Seller hereby discloses to Buyer the following:

          Phase I of the Improvements, including the clubhouse, was constructed with a polybutylene plumbing system which included pipe made from polybutylene and acetal fittings fastened to the pipe by means of a metal crimp ring.  Shortly after installation, the acetal fittings began to fail.  Substantially all of Phase I received a copper replumb of the pipe and fittings located in the walls and ceilings. The polybutylene system remains in the under-slab distribution lines of Phase I.  Phase II of the Improvements was constructed with a polybutylene plumbing system which included pipe made from polybutylene and copper fittings.  No replumb of Phase II has been undertaken because of the results of an independent evaluation (the “RTS Study”) of the piping conducted by Rexnord Technical Services (“RTS”) in 1993. A draft copy of the RTS Study shall be delivered by Seller to Buyer simultaneously with the full execution of this Agreement.

          3.3   Representations, Warranties, and Covenants by Buyer. Subject to the limitations set forth in the Section hereof entitled “Buyer Indemnity,”Buyer hereby represents and warrants to Seller that:

(a)	Buyer, and the individuals signing this Agreement on behalf of Buyer, have the full legal power, authority, and right to execute and deliver, and to perform their legal obligations under this Agreement, and Buyer’s performance hereunder and the transactions contemplated hereby have been duly authorized by all requisite action on the part of Buyer and no remaining action is required to make this Agreement binding on Buyer;

(b)	Buyer shall deliver to Seller, pursuant to the provisions of the Subsection hereof entitled “Buyer’s Environmental Investigation,” any and all environmental reports on or concerning the Property that will be prepared by Buyer or on Buyer’s behalf; (“Buyer’s Environmental Report(s)”). Notwithstanding the foregoing, Buyer shall have no liability or responsibility with respect to the results or any inaccuracies in any of Buyer’s Environmental Report(s) and makes no representations or warranties whatsoever regarding (i) the completeness of Buyer’s Environmental Report(s); or (ii) the truth or accuracy of Buyer’s Environmental Report(s); or (iii) the existence or non-existence of any Hazardous Material in, on or about the Property. Further, Buyer is not assigning Buyer’s Environmental Report(s) to Seller, nor granting Seller any rights with respect to any environmental firms producing Buyer’s Environmental Report(s);

(c)	Buyer shall hold in strict confidence any and all documents and information relating to the Property which are disclosed to or obtained by Buyer during the term of this Agreement, and shall not disclose any such information to any third party except to the extent necessary to enable Buyer to evaluate the condition of the Property or obtain financing to consummate the Closing, or as required by any law or court order, or any securities regulations or law applicable to Buyer. Buyer shall inform its representatives, permitted assigns, sources of debt or equity financing, and third party consultants of the confidential nature of such information and shall require that they agree to treat such information confidentially. Failure to comply with the provisions of this subsection (c) shall constitute a material default hereunder on the part of Buyer;

(d)	Buyer has the financial capacity to perform its obligations under this Agreement; and

(e)	neither Buyer nor any persons or entities owning (directly or indirectly) a ten percent (10%) or greater ownership interest in Buyer, or guarantors and/or indemnitors of the obligations of Buyer (if any) in favor of Seller in connection with the sale of the Property: (i) are now or shall become, a person or entity with whom Seller is restricted from doing business with under regulations of the Office of Foreign Assets Control (“OFAC”) of the Department of the Treasury (including, but not limited to, those named on OFAC’s Specially Designated Nationals and Blocked Persons list) or under any statute, executive order (including, but not limited to, the September 24, 2001, Executive Order Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism), or other governmental action; (ii) are now or shall become, a person or entity with whom Seller is restricted from doing business with under the International Money Laundering Abatement and Financial Anti-Terrorism Act of 2001, or the regulations or orders thereunder; and (iii) is not knowingly engaged in, and shall not engage in, any dealings or transaction, or be otherwise associated with such persons or entities described in (i) and (ii) above.

          The provisions of this Section shall survive Closing or other termination of this Agreement for a period of one year after the Closing Date.

          3.4   Buyer's Reliance on Own Investigation; "AS-IS" Sale.

(a)	Buyer agrees and acknowledges that, as of the Closing Date, Buyer shall have made such feasibility studies, investigations, title searches, environmental studies, engineering studies, inquiries of governmental officials, and all other inquiries and investigations as Buyer shall deem necessary to satisfy itself as to the Condition and Quality of the Property. By proceeding with Closing, Buyer acknowledges that it has been given ample opportunity to inspect the Property;

(b)	Except as represented and warranted by Seller pursuant to the terms and provisions of Section 3.1 of this Agreement, Buyer further acknowledges and agrees that, at Closing, Buyer will buy and is buying the Property in its then condition, “AS IS, WHERE IS” and with all faults, and solely in reliance on Buyer’s own investigation, examination, inspection, analysis and evaluation. Except as represented and warranted by Seller pursuant to the terms and provisions of Section 3.1 of this Agreement, Buyer is not relying on any statement or information made or given, directly or indirectly, orally or in writing, express or implied, by Seller its agents or broker as to any aspect of the Property, including without limitation, the Condition and Quality (as defined in the Section hereof entitled “No Other Representation and Warranties of Seller”) but, rather, is and will be relying on independent evaluations by its own personnel or consultants to make a determination as to the physical and economic nature, condition, and prospects of the Property;

(c)	the agreements and acknowledgments contained in this Section constitute a conclusive admission that Buyer, as a sophisticated, knowledgeable investor in real property, shall acquire the Property solely upon its own judgment as to any matter germane to the Property or to Buyer’s contemplated use of the Property, and not upon any statement, representation, or warranty by Seller, or any agent representative of Seller (including Broker), which is not expressly set forth in this Agreement; and

(d)	notwithstanding anything in this Agreement to the contrary, as a sophisticated and knowledgeable investor in real property, Buyer is aware that mold, water damage, fungi, bacteria, indoor air pollutants, or other biological growth or growth factors (collectively called “Indoor Air Pollutants”) may exist at the Property that are undiscoverable during routine or invasive inspections, ownership, or operations of the Property. In evaluating its purchase of the Property and determining the Purchase Price, Buyer has taken (or will take) these matters into account, and Buyer has assumed the risk of all Indoor Air Pollutants, even those resulting from patent or latent construction defects, and Buyer releases Seller and its members, their affiliates, officers, employees and agents from all related claims or causes of action. The foregoing release shall be in addition to, and not in place of, any and all other releases contained in or related to this Agreement.

(e)	In the event that Buyer, or its Designee (as such term is defined under the Subsection hereof entitled “Successors and Assigns”) taking title to the Property, converts or attempts to convert the Property into a condominium form of ownership, Buyer shall include in any purchase agreement, offering statement, marketing statement or other marketing materials substantially the following statement: “The project and the Improvements at the Property were originally constructed for rental rather than sale, and [Seller] and its members, and its members wholly-owned affiliates, subsidiaries, agents, employees, officers, directors, trustees or other representatives of the foregoing, have no liability for construction defects or warranties related thereto.” In the event of any subsequent sale of the Property without prior conversion to a condominium form of ownership, Buyer, or its Designee, shall include the requirements of this subsection in its sale contract with any subsequent buyer.

          The provisions of this Section shall survive Closing.

ARTICLE 4

THE TRANSACTION

          4.1   Escrow. In order to effectuate the conveyance contemplated by this Agreement, the parties hereto agree to open an escrow account with Escrowholder. A copy of this Agreement shall be furnished to, and acknowledged by, Escrowholder upon full execution hereof by Seller.

          4.2   Purchase Price. Subject to the provisions hereof, Buyer agrees to pay the Purchase Price for the Property to Seller as follows:

                    4.2.1   Earnest Money. Within one (1) business day following full execution of this Agreement, Buyer shall deposit with Escrowholder the Initial Earnest Money by wire transfer or other immediately payable funds. Failure of Buyer to timely deposit the Initial Earnest Money with Escrowholder shall constitute a material default by Buyer hereunder. At the expiration of the Inspection Period (as defined in the Section hereof entitled “Inspection of Property”), if Buyer chooses to proceed under the terms of this Agreement and has delivered to Seller and Escrowholder the Approval Notice pursuant to the provisions of the Subsection hereof entitled “Buyer’s Approval Notice,” Buyer shall, on the first day following the Approval Date, deposit with Escrowholder the Additional Earnest Money by wire transfer or other immediately payable funds. Failure of Buyer to timely deposit the Additional Earnest Money with Escrowholder shall constitute a material default by Buyer hereunder. The Initial Earnest Money and Additional Earnest Money are hereinafter collectively referred to as the “Earnest Money.” The Earnest Money shall be applied against the Purchase Price on the Closing and shall otherwise be held and delivered by the Escrowholder in accordance with the provisions of this Agreement.

                    4.2.2   Retention and Disbursement of Earnest Money. If the transaction contemplated by this Agreement closes in accordance with the terms and conditions of this Agreement, at Closing the Earnest Money shall be either applied against the Purchase Price or refunded to Buyer. Further, in the event of a material default by Buyer, the Earnest Money shall be delivered to Seller pursuant to the terms herein. The Earnest Money shall be held in an interest-bearing account at a federally-insured bank in the name of Buyer. The Escrowholder shall not disburse any of the Earnest Money except (a) in accordance with this Agreement; (b) in accordance with written instructions executed by both Buyer and Seller; or (c) in accordance with the following procedure:

                    If Buyer or Seller, by notice to the Escrowholder, makes demand upon the Escrowholder for the Earnest Money (the “Demanding Party”), the Escrowholder shall, at the expense of the Demanding Party, give notice of such demand (the “Notice of Demand”) to the other party (the “Other Party”). If the Escrowholder does not receive notice from the Other Party contesting such disbursement of the Earnest Money within five (5) business days from the date on which the Notice of Demand was given, the Escrowholder shall disburse the Earnest Money to the Demanding Party. In the event that the Escrowholder does receive notice from the Other Party contesting such disbursement of the Earnest Money within five (5) business days from the date on which the Notice of Demand was given, the Escrowholder shall thereafter disburse the Earnest Money only in accordance with written instructions executed by both Buyer and Seller, or in accordance with a final, non-appealable court order.

                    Seller and Buyer shall indemnify and hold Escrowholder harmless from all costs and expenses incurred by Escrowholder, including reasonable attorneys’ fees, by reason of Escrowholder being a party to this Agreement, except for any costs and expenses (a) incurred by Escrowholder as a result of any failure by Escrowholder to perform its obligations under this Agreement or (b) arising out of the negligence or misconduct of Escrowholder. In the event of any disagreement between Seller and Buyer resulting in adverse claims or demands being made in connection with the Earnest Money, Escrowholder, upon written notice to Seller and Buyer, may commence an interpleader action and deposit the Earnest Money with a court of competent jurisdiction.

                    4.2.3   Cash at Closing. Buyer shall pay to Seller the Purchase Price in cash or other immediately payable funds, less the Earnest Money held by Escrowholder, plus costs to be paid by Buyer pursuant to the Section hereof entitled “Costs,” and plus or minus prorations and adjustments shown on the closing statement executed by Buyer and Seller.

          4.3   Conveyance by Deed. Subject to the provisions hereof, Seller shall, on or before the Closing Date, convey the Property to Buyer by a Special Warranty Deed (the “Deed”) in substantially the form of Exhibit A attached hereto and incorporated herein, subject to those matters permitted therein. If necessary, the form of Deed may be modified so as to be recordable in the state where the Property is located.

          4.4   Closing Date Extension. Notwithstanding anything contained herein to the contrary, Buyer shall have one option to extend the Closing Date to February 28, 2007. Buyer shall exercise said option by providing written notice (the “Closing Date Extension Notice”) to Seller and Escrowholder on or before ten (10) calendar days prior to the Closing Date, and by depositing with Escrowholder, by wire transfer or other immediately payable funds, the sum of Two Hundred and Fifty Thousand Dollars ($250,000.00) (the “Closing Date Extension Deposit”). The Closing Date Extension Deposit shall be applied against the Purchase Price on the Closing and shall otherwise be held and delivered by the Escrowholder in the same manner as Earnest Money in accordance with the provisions of this Agreement. Buyer shall be deemed to have waived its option to extend the Closing Date unless Seller receives the Closing Date Extension Notice and the Closing Date Extension Deposit is deposited with Escrowholder on or before ten (10) calendar days prior to the Closing Date.

ARTICLE 5

TITLE AND SURVEY

          5.1   Title Insurance Commitment. Seller shall, simultaneously with the full execution of this Agreement, deliver a title insurance commitment (the “Commitment”) from Title Insurer with respect to the Property, with the cost thereof to be paid in accordance with the Section hereof entitled “Costs.” Buyer shall have ten (10) business days from the Effective Date to examine same and to notify Seller in writing of its objections to title (all items so objected to being hereinafter referred to as the “Objectionable Items”). All matters affecting title to the Property as of the date of the Commitment, except those specifically and timely objected to by Buyer in accordance with this Section, shall be deemed approved by Buyer and shall be deemed to be “Permitted Exceptions.” If Buyer timely notifies Seller of any Objectionable Items, Seller may, but shall not be obligated to, cure or remove same; however, Seller agrees to consult with the Title Insurer in order to determine which Objectionable Items, if any, the Title Insurer is willing to remove.

          If Seller and/or Title Insurer does cure (which cure shall be satisfactory to Buyer in its sole discretion) or remove all such Objectionable Items, Buyer shall have no further right to terminate this Agreement pursuant to this Article. Such Objectionable Items shall be deemed cured to Buyer’s satisfaction or removed if Title Insurer issues a revised Commitment to issue, at Closing, an ALTA Owner’s Policy of Title Insurance in the amount of the Purchase Price in favor of Buyer as the grantee of Seller’s interest in the Property with such Objectionable Items having been removed as exceptions. Seller shall notify Buyer, within ten (10) days after Seller’s receipt of Buyer’s notice of Objectionable Items, as to which Objectionable Items Seller and/or Title Insurer are willing or able to cure or remove (“Seller’s Election”); and if no such notice is given within such time period, Seller shall be deemed to have elected not to cure any of the Objectionable Items. Notwithstanding anything in this Section 5.1 to the contrary, Seller shall be obligated at Closing to satisfy all mortgages and security interests encumbering the Property, satisfy any mechanic’s liens or notices thereof relating to work performed at the request of Seller or its affiliates, and satisfy liens for delinquent real estate taxes and assessments. If Seller is unwilling or unable to cure some or all of the Objectionable Items, Buyer shall, as its sole and exclusive remedy in such event, make an election in writing (“Buyer’s Election”), within five (5) days after receipt by Buyer of Seller’s Election (or the expiration of the time period for Seller to make Seller’s Election if Seller fails to send notice of Seller’s Election) either:

(a)	to accept title to the Property subject to the Objectionable Items which Seller is unwilling or unable to cure (all such items being thereafter included in “Permitted Exceptions”), in which event the obligations of the parties hereunder shall not be affected by reason of such matters, the sale contemplated hereunder shall be consummated without reduction of the Purchase Price, and Buyer shall have no further right to terminate this Agreement pursuant to this Article; or

(b)	to terminate this Agreement in accordance with the Article hereof entitled “Non-Default Termination.”

          If Seller has not received Buyer’s Election within such five (5) day period, Buyer shall be deemed conclusively to have elected to accept title to the Property in accordance with paragraph (a) above.

          At Closing, Seller shall provide Title Insurer with an Affidavit as to Debts, Liens, Parties in Possession, and GAP Coverage in the form of Exhibit N attached hereto and incorporated herein. Under no circumstances shall Seller be obligated to give the Title Insurer any certificate, affidavit, or other undertaking of any sort which would have the effect of increasing the potential liability of Seller over that which it would have by giving Buyer the Special Warranty Deed required hereunder.

          5.2   Subsequent Matters Affecting Title. If, for any reason whatsoever, the title insurance policy which would otherwise be delivered to Buyer at Closing reflects, as exceptions, any items other than Permitted Exceptions, which are objectionable to Buyer, such items shall, if and only if Buyer shall give written notice thereof to Seller no later than the Closing Date, be deemed “Objectionable Items,” and, if Buyer shall so give notice to Seller, then:

(a)	the Closing shall be postponed to the first business day which is thirty (30) days after the date previously set for Closing, or such earlier date as may be mutually agreed to between Buyer and Seller; and

(b)	the rights and obligations of Buyer and Seller with regard to such Objectionable Items shall be as set forth in the Section hereof entitled “Title Insurance Commitment.”

          5.3   Survey. Simultaneously with the full execution of this Agreement, Seller shall provide Buyer with Seller’s most recent available survey of the Property. Buyer has the option, provided that Buyer does so promptly after the Effective Date and at Buyer’s sole cost and expense, to obtain its own survey, or update and re-certification of Seller’s survey, of the Property, and upon completion of such survey shall provide an original certified survey to Seller and Title Insurer. If as a result of reviewing the survey or such updated survey, Buyer or Title Insurer determines there are objections to title or survey, other than Permitted Exceptions, such items shall, if and only if Buyer shall give written notice thereof to Seller no later than ten (10) days after Buyer’s receipt of the survey, be deemed “Objectionable Items,” and, if Buyer shall so give notice to Seller, then the rights and obligations of Buyer and Seller with regard to such Objectionable Items shall be as set forth in the Section hereof entitled “Title Insurance Commitment.”

          5.4   Effect of Approval Notice. Notwithstanding anything contained herein to the contrary, except for any title matters which may arise subsequent to Buyer’s approval of the Permitted Exceptions and which Buyer provides Seller with notice of pursuant to the provisions of the Section hereof entitled “Subsequent Matters Affecting Title,” any Approval Notice sent by Buyer to Seller pursuant to the provisions of the Subsection hereof entitled “Buyer’s Approval Notice” shall be deemed to be Buyer’s approval of the survey and of the condition of title to the Property pursuant to the provisions of the Sections herein entitled “Title Insurance Commitment”and “Survey.”

ARTICLE 6

CONDITION OF THE PROPERTY

          6.1    Inspections.

                    6.1.1   Inspection of Property. BUYER HAS BEEN EXPRESSLY ADVISED BY SELLER TO CONDUCT AN INDEPENDENT INVESTIGATION AND INSPECTION OF THE PROPERTY (subject to the provisions hereof), UTILIZING EXPERTS AS BUYER DEEMS NECESSARY. Subject to the provisions of the Section hereof entitled “Buyer Indemnity,” and the Subsection hereof entitled “Buyer’s Environmental Investigation,” from the Effective Date until the Approval Date (the “Inspection Period”), Buyer shall have the right to conduct, at its own expense, an inspection of the Property to determine, among other things, the Condition and Quality of the Property as defined in the Section hereof entitled “No Other Representations and Warranties by Seller.”

                    Subject to the provisions of the Section hereof entitled “Entry onto Property,”Buyer, its contractors and/or agents, mayenter upon the Property for purposes of examining its terrain, access thereto and physical condition, conducting engineering and/or feasibility studies, conducting site analysis and making any test or inspection Buyer may deem necessary related to the Property. During the Inspection Period Seller will provide Buyer and its representatives with reasonable access to the Property subject to the provisions of the Section hereof entitled “Entry onto Property.”

                    6.1.2   Inspection of Due Diligence Documents. Seller shall provide to Buyer, or shall provide Buyer access to, and Buyer may copy at Buyer’s sole expense, the following items relating to the Property which are in the possession or control of the Seller or the management agent: (i) copies of the income and expense operating statements, including capital expenditures, for the Property for the most recent three (3) calendar years and the partial current year; (ii) Tenant Lease files, along with a standard form lease and all ancillary documents related to such Tenant Lease, if any; (iii) the real property tax assessment and tax bills with respect to the Property for the past three (3) years; (iv) utility bills which have been the obligation of Seller for the preceding twelve (12) months; (v) all available warranties and guarantees, if any; (vi) available licenses and permits, if any; (vii) all Service Contracts which Seller is proposing to assign, including any and all amendments thereto; (viii) available soils reports, if any; (ix) maintenance reports; (x) invoices; (xi) insurance loss history for the past three (3) years and partial current year; (xii) utilities billing to tenants for last twelve (12) months, to the extent available; (xiii) the most recent tenant delinquency report; and (xiv) the most recent aged accounts receivables report.

          6.2   Entry onto Property. Notwithstanding anything contained herein to the contrary, Buyer, its contractors and/or agents, may only enter onto the Property during the Inspection Period, provided Buyer has obtained the prior authorization of Seller, and then only in the company of Seller or its agents. Seller shall respond to Buyer’s requests for authorization to enter onto the Property promptly, and shall cooperate with Buyer in good faith to make arrangements for Seller or its agents to so accompany Buyer, its contractors and/or agents. Buyer’s inspection rights shall be subject to the rights of the tenant(s), including without limitation, rights of quiet enjoyment, and Buyer agrees that it will not unreasonably interfere with any tenant(s), contractors on the Property, or Seller’s operation of the Property.

          Upon Buyer’s execution of this Agreement, Buyer or its agents or contractors, shall obtain and keep in full force and effect, insurance as set forth below, with Seller listed as certificate holder and naming Seller and its wholly-owned affiliates, subsidiaries, and agents as additional insureds on the Commercial General Liability and Business Automobile insurance policies, and shall provide Seller with certificates of insurance satisfactory to Seller evidencing such insurance.

Type Worker's Compensation/Employer's Liability Commercial General Liability Business Automobile Liability	Limits Statutory/$500,000 $1,000,000/occurrence $2,000,000/aggregate $1,000,000 Combined Single Limit

          In addition, in the event Buyer chooses to conduct any invasive environmental investigation of the Property, Buyer must first receive Seller’s written consent, such consent to be in the form of an Invasive Access Agreement entered into between Buyer and Seller and, prior to any invasive testing occurring, Buyer must furnish to Seller, at Buyer’s expense, a certificate of insurance satisfactory to Seller with Seller listed as a certificate holder and naming Seller and its wholly-owned affiliates, subsidiaries, and agents as additional insureds, evidencing that Buyer, and/or its agents or contractors, have the following insurance in full force and effect meeting the requirements set forth below:

Type Professional Liability (including Pollution Coverage) Contractor's Pollution Liability	Limits $1,000,000/occurrence $1,000,000/aggregate $5,000,000/occurrence $5,000,000/aggregate

          The aforesaid coverages shall be maintained throughout the term of this Agreement. Furthermore, any coverage written on a “Claims-Made” basis shall be kept in force, either by renewal or the purchase of an extended reporting period, for a minimum period of one (1) year following the termination of this Agreement. Such insurance shall be issued by an insurer with an A.M. Best financial strength and size rating of “A-/XV” or better. Nothing herein contained shall in any way limit Buyer’s liability under this Agreement or otherwise.

          Buyer shall observe, and cause its agents and/or contractors to observe, all appropriate safety precautions in conducting Buyer’s inspection of the Property and perform all work and cause its agents and/or contractors to perform all work, in such a manner so as not to cause any damage to the Property, injury to any person or to the environment, or interference with any ongoing operations at the Property. Buyer shall indemnify, defend, and hold Seller and its wholly-owned affiliates, subsidiaries, agents, employees, officers, directors, trustees, or other representatives of Seller (collectively, the “Indemnified Parties”) harmless from and against any losses, damages, expenses, liabilities, claims, demands, and causes of action (together with any legal fees and other expense incurred by any of the Indemnified Parties in connection therewith), resulting directly or indirectly from, or in connection with, any inspection of or other entry upon the Property (including any investigation of the Property necessary for completion of Buyer’s Environmental Report(s) and any entry onto the Property with the authorization of Seller) by Buyer, or its agents, employees, contractors, or other representatives, including, without limitation, any losses, damages, expenses, liabilities, claims, demands, and causes of action resulting, or alleged to be resulting, from injury or death of persons, or damage to the Property or any other property, or mechanic’s or materialmen’s liens placed against the Property in connection with Buyer’s inspection thereof. Buyer agrees to promptly repair any damage to the Property directly or indirectly caused by any acts of Buyer, or its agents, and/or contractors, and to restore the Property to the condition that existed prior to Buyer’s entry. This Section shall survive Closing or other termination of this Agreement.

          6.3    Environmental Matters.

                    6.3.1   Buyer’s Environmental Investigation. Subject to the provisions of the Section hereof entitled “Entry onto Property,” during the Inspection Period, Buyer, at its option, may conduct, at Buyer’s sole cost and expense, any “Phase “I” (as such term is commonly used in the industry) environmental testing of the Property which shall comply with “all appropriate inquiry” guidelines; provided, however, under no circumstances shall such “Phase I” include invasive testing of the Property without the prior written consent of Seller, which consent may be granted or withheld in Seller’s sole and absolute discretion. Any “Phase II” (as such term is commonly used in the industry), or other invasive testing shall require the prior written consent of Seller, which consent may be granted or withheld in Seller’s sole and absolute discretion. Buyer agrees not to disturb any asbestos which may be located on the Property.

                    Buyer shall, within five (5) business days of Buyer’s receipt, deliver to Seller a copy of any reports or other results of Buyer’s environmental investigation of the Property (collectively, “Buyer’s Environmental Report(s)”). Failure of Buyer to timely deposit Buyer’s Environmental Reports with Seller shall constitute a material default by Buyer hereunder.

          6.3.2   Seller’s Environmental Reports. Seller shall deliver to Buyer, simultaneously with the full execution of this Agreement, copies of all environmental reports in Seller’s or its affiliate’s possession relating to the Property that were prepared by third party environmental consultants on Seller’s behalf (the “Existing Environmental Report(s)”). The Existing Environmental Report(s) are listed on Exhibit C attached hereto and incorporated herein. Seller may, but shall not be required to, commission additional environmental testing of the Property at any time prior to the Closing Date, the cost of which shall be paid by Seller (the “Future Environmental Report(s)”). The Existing Environmental Report(s) and any Future Environmental Report(s) are hereinafter collectively referred to as “Seller’s Environmental Reports.” Seller shall provide Buyer with a copy of any final Future Environmental Report as soon as possible after Seller’s receipt of same. Anything to the contrary herein notwithstanding, Seller shall have no responsibility or liability with respect to the results or any inaccuracies in any Seller’s Environmental Report(s), and makes no representations or warranties whatsoever regarding (i) the completeness of Seller’s Environmental Report(s); (ii) the truth or accuracy of Seller’s Environmental Report(s); or (iii) the existence or nonexistence of any hazardous or toxic wastes or materials in, on, or about the Property. Further, Seller is not assigning Seller’s Environmental Report(s) to Buyer, nor granting Buyer any rights with respect to any environmental firm(s) producing Seller’s Environmental Report(s).

          6.4    Approval and Termination.

                    6.4.1   Buyer’s Approval Notice. On or before the Approval Date, Buyer shall deliver to Seller and Escrowholder a written notice (“Approval Notice”) in the form of Exhibit L attached hereto and incorporated herein informing Seller that it chooses to proceed under the terms of the Agreement. Buyer shall also specify in the Approval Notice those Service Contracts which Buyer elects to have assigned to it, and the failure of Buyer to so specify shall be deemed to be an election by Buyer to have all Service Contracts listed on Schedule 2 to Exhibit K assigned to it and assume all Service Contracts (except Seller’s contract with the management company for the Property). Notwithstanding anything contained herein to the contrary, Buyer hereby agrees to assume and shall have no option to terminate Long-Term Service Contracts as defined in the Article hereof entitled “Basic Terms.”If, however, Buyer, in its sole and absolute discretion, is not satisfied with the results of its investigations of the Property, Buyer may terminate this Agreement by written notice to Seller given on or before the Approval Date (“Termination Notice”), in which event this Agreement shall terminate in accordance with the Article hereof entitled “Non-Default Termination.”If Buyer does not timely send the Approval Notice or the Termination Notice, Buyer will be conclusively deemed to have terminated the Agreement, in which event this Agreement shall terminate in accordance with the Article hereof entitled “Non-Default Termination.”

                    6.4.2   Buyer’s Right to Terminate. In addition to Buyer’s rights under the Subsection hereof entitled “Buyer’s Approval Notice,” in the event Seller shall deliver to Buyer any Future Environmental Report(s) at any time after the date which is ten (10) days prior to the Approval Date, and if Buyer is not satisfied with the results of the Future Environmental Report(s) based solely on matters not previously disclosed or known to Buyer, Buyer shall have the right to terminate this Agreement in accordance with the Article hereof entitled “Non-Default Termination,” by giving Seller written notice of such termination on or before the date which is ten (10) days after Buyer’s receipt of any Future Environmental Report (“Buyer’s Review Date”). If Buyer receives any Future Environmental Reports less than ten (10) days before the Closing Date, then the Closing shall occur ten (10) business days after Buyer’s Review Date, or such earlier date to which Buyer and Seller may mutually agree upon. If Seller shall not timely receive a notice of termination from Buyer, Buyer shall be conclusively deemed to have approved the results of any Future Environmental Report, and Buyer shall have no further right to terminate this Agreement with respect to matters set forth in this Subsection.

                    6.4.3   Seller’s Right to Terminate. If Buyer’s Environmental Report or any Future Environmental Report (either one being a “New Report”) discloses any existing environmental condition which materially and adversely affects the Property and/or Seller’s interest therein, which condition was not disclosed in Seller’s Environmental Reports, then Seller, in its sole discretion, shall have the right to terminate this Agreement in accordance with the Article hereof entitled “Non-Default Termination” by giving Buyer written notice of such termination not later than ten (10) business days after Seller’s receipt of a New Report (the “Seller’s Review Date”). An environmental condition shall be deemed to materially and adversely affect the Property and/or Seller’s interest therein if, in Seller’s sole opinion, such condition (a) may result in further contamination of the soil, ground water, or other physical elements of either the Property or adjacent property; (b) poses a risk to human health; or (c) would be likely to create, result in, or impose upon Seller any liability after the Closing.

                    If Seller receives a New Report less than ten (10) business days before the Closing Date, the Closing Date shall be postponed five (5) business days after Seller’s Review Date or such later date upon which Buyer and Seller may mutually agree. If Buyer shall not timely receive notice of termination from Seller, Seller shall be conclusively deemed to have accepted the results of a New Report and Seller shall have no further right to terminate this Agreement with respect to matters set forth in such New Report.

          6.5   Service Contracts. With respect to the Service Contracts which Buyer has elected not to have assigned to it, as indicated in the Approval Notice, Seller shall terminate such Service Contracts effective as of the Closing Date. If and to the extent that any such Service Contract is not terminable until a date after the Closing, notwithstanding Seller’s delivery of the appropriate termination notice, then Buyer shall be responsible for all obligations under such Service Contract from the Closing Date until the effective date of termination. Seller shall deliver the applicable notices of termination as soon as practicable following the Approval Date, but shall have no obligation to deliver such notices prior to Seller’s receipt of the Approval Notice.

          6.6   Management and Leasing of the Property. From the Effective Date until the Closing Date, Seller shall have the right and obligation to lease, manage and maintain (ordinary wear and tear excepted) the Property in substantially the same manner that Seller has leased, managed, and maintained the Property prior to the Effective Date. Seller hereby agrees to lease all apartment units for the Property using Seller’s Standard Form Lease for the Property, a copy of which is attached hereto as Exhibit “O.” Between the Effective Date and the Closing Date, Seller will advise Buyer of any written notice Seller receives after the Effective Date from any governmental authority of the violation of any laws regulating the condition or use of the Property. Without Buyer’s written consent, between the Effective Date and the Closing Date, Seller shall not extend, renew, replace or otherwise modify any Service Contract or enter into any contract or agreement (other than Tenant Leases) unless such contract as so extended, renewed, replaced or modified, or such new contract or agreement can be terminated by the owner of the Property without charge or penalty upon not more than thirty (30) days’ notice. Seller shall furnish Buyer with a copy of any proposed contract. If Buyer fails to object in writing within five (5) business days after receipt thereof, Buyer shall be deemed to have consented to the extension, removal, replacement or modification of the existing Service Contract, or proposed contract or agreement (as applicable).

ARTICLE 7

CLOSING

          7.1   Buyer’s Conditions Precedent to Closing. The obligations of Buyer with regard to Closing under this Agreement are, at its option, subject to the fulfillment of each and all of the following conditions prior to or at the Closing:

(a)	Seller shall have performed and complied with all the agreements and conditions required in this Agreement to be performed and complied with by Seller prior to Closing;

(b)	Seller shall have deposited all items in Escrow as required hereunder;

(c)	Title Insurer is prepared to issue its ALTA Owner’s Policy of Title Insurance in the amount of the Purchase Price showing title vested in Buyer subject only to the Permitted Exceptions and the usual exceptions found in said policy; and

(d)	the representations by Seller contained herein shall be true and correct in all material respects as of the Closing Date.

          If any one or more items listed above have not been satisfied as of the Closing Date, Buyer shall have the right to terminate this Agreement pursuant to the Section hereof entitled “Non-Default Termination.”

          7.2   Seller’s Conditions Precedent to Closing. The obligations of Seller with regard to Closing under this Agreement are, at Seller’s option, subject to the fulfillment of each and all of the following conditions prior to or at the Closing:

(a)	Buyer shall have performed and complied with all the agreements and conditions required by this Agreement to be performed and complied with by Buyer prior to Closing; and Buyer and Seller agree that Escrowholder may deem all such items to have been performed and complied with when Buyer has deposited with Escrowholder all items required hereunder;

(b)	the results of Buyer’s Environmental Report and Future Environmental Report, if any, shall be satisfactory to Seller in its sole discretion as set forth in the Subsection hereof entitled “Seller’s Right to Terminate”; and

(c)	the representations by Buyer contained herein shall be true and correct in all material respects as of the Closing Date.

          If any one or more items listed above have not been satisfied as of the Closing Date, Seller shall have the right to terminate this Agreement pursuant to the Section hereof entitled “Non-Default Termination.”

          7.3   Deposits in Escrow. On or before the day preceding the Closing Date:

                    7.3.1           Seller's Deposits. Seller shall deliver to Escrowholder the following to be held in escrow:

(a)	The Deed in the form of Exhibit A in proper form for recording;

(b)	“FIRPTA” Affidavit in the form attached hereto and incorporated herein as Exhibit E;

(c)	Certificate of Corporate Authorization in the form attached hereto and incorporated herein as Exhibit F;

(d)	Quit Claim Bill of Salein the form attached hereto and incorporated herein as Exhibit G conveying to Buyer all of Seller’s interest in the Personal Property owned by Seller;

(e)	Affidavit as to Debts, Liens, Parties in Possession, and GAP Coverage in the form attached hereto and incorporated herein as Exhibit N;

(f)	Seller’s Certificate of Reaffirmation of Representations in the form attached hereto and incorporated herein as Exhibit H; and

(g)	Seller’s closing instructions to the Escrowholder.

                    7.3.2    Buyer's Deposits. Buyer shall deliver to Escrowholder the following to be held in escrow:

(a)	the Purchase Price, less the Earnest Money, plus costs to be paid by Buyer pursuant to the terms of this Agreement, and plus or minus prorations and adjustments shown on the closing statement executed by Buyer and Seller;

(b)	Buyer’s closing instructions to the Escrowholder; and

(c)	Buyer’s Certificate of Reaffirmation of Representations in the form attached hereto and incorporated herein as Exhibit I.

                    7.3.3   Joint Deposits. Buyer and Seller shall jointly deposit with Escrowholder the following documents, each executed by persons or entities duly authorized to execute same on behalf of Buyer and Seller:

(a)	Closing Statement prepared by Escrowholder for approval by Buyer and Seller prior to the Closing Date and such closing statements shall be deposited with Escrowholder after the same has been executed by Buyer and Seller. The parties acknowledge that in the event of an Exchange as defined in the Subsection hereof entitled “Assignment of Rights to Qualified Intermediary” such closing statement shall be executed by Qualified Intermediary in lieu of Seller or Buyer, as the case may be;

(b)	Assignment and Assumption of Tenant Leases (and security deposits not heretofore applied) in the form attached hereto and incorporated herein as Exhibit B assigning to Buyer all of Seller’s right, title, and interest in the Tenant Leases and Security Deposits; and

(c)	Assignment and Assumption of Service Contracts and Other Obligations in the form attached hereto and incorporated herein as Exhibit K assigning to Buyer all of Seller’s right, title, and interest in the Service Contracts and other obligations; and

(d)	Designee Agreement, if applicable, in the form attached hereto and incorporated herein as Exhibit M

                    7.3.4   Other Documents. Buyer and Seller shall deposit with Escrowholder all other documents which are required to be deposited in escrow by the terms of this Agreement.

                    7.4   Costs. Buyer shall pay the cost of (i) a standard ALTA Owner’s Title Insurance Policy, and the cost of all endorsements to such owner’s policy; (ii) the survey; (iii) recording fees; and (iv) all costs and expenses of Buyer’s inspections and due diligence. Seller shall pay (i) all transfer fees or stamp taxes and (ii) the Broker’s Commission referred to in the Article hereof entitled “Basic Terms.” Buyer and Seller shall equally share the cost of the Escrowholder’s charge for the escrow, if any. Buyer and Seller shall each pay its own legal fees incurred in connection with the drafting and negotiating of this Agreement and the Closing of the transaction contemplated herein.

          7.5    Prorations.

                    7.5.1.    Generally. The following items shall be prorated between Buyer and Seller as of the Closing Date:

(a)	Taxes and Assessments. General real estate taxes and assessments and other similar charges which are a lien on the Property, but not yet due and payable as of the Closing Date, shall be prorated based upon the most recent tax bill and will be final. Any assessments levied against the Property which are payable on an installment basis and which installments are due, payable and outstanding on the Closing Date shall be paid by Seller on the Closing Date.

(b)	Rentals, Other Income and Security Deposits. Rentals and other amounts and items of income relating to the Property which have been collected by Seller, including, if any, (i) additional rent relating to “pets”; (ii) rent which relates to the additional fee charged to any tenant whose Tenant Lease may be on a month-to-month basis; and (iii) prepaid rents shall be prorated as of the Closing Date and shall be final as of the Closing Date. Buyer shall receive a credit at the Closing for the aggregate amount of (a) tenant security deposits; (b) additional pet security deposits; and (c) any other deposits due and payable to Seller pursuant to Tenant Leases to the extent the same are actually held by or on behalf of Seller. Seller shall receive a credit at Closing for any outstanding rents due and payable that are less than thirty (30) days past due for tenants still in occupancy at the Property.

For any outstanding rents due Seller more than thirty (30) days past due for tenants still in occupancy at the Property, Buyer will use best efforts to collect such receivables and promptly remit any payment received from tenants to Seller. Seller hereby retains the right to collect for its own account all rents due and payable from tenants as of the Closing Date that are no longer in occupancy at the Property as of the Closing Date.

(c)	Expenses. All expenses of operating the Property which have been prepaid by Seller (except insurance pursuant to the Section hereof entitled “Insurance”) shall be prorated. Expenses incurred in operating the Property that Seller customarily pays and any other costs incurred in the ordinary course of business or the management and operation of the Property shall be prorated on an accrual basis.

(d)	Utilities. Seller shall receive credit for assignable utility deposits, if any, which are assigned to Buyer at Buyer’s request or with Buyer’s consent. To the extent possible, Seller shall cause all utility meters which are not payable by tenants, to be read as of the Closing Date, and Seller shall pay all charges for those utilities payable by Seller with respect to the Property which have accrued to and including the Closing Date and Buyer shall pay all such expenses accruing after the Closing Date.

          Buyer and Seller agree to estimate any amounts which cannot be determined accurately as of the Closing Date. All of the foregoing prorations shall be final as of the Closing Date. Prorations and adjustments shall be made by credits to or against the Purchase Price. For purposes of calculating prorations, Seller shall be deemed to be entitled to the income and responsible for the expenses for the entire day upon which the Closing occurs. All prorations shall be made in accordance with customary practice in the county in which the Property is located, except as expressly provided herein; in the event of dispute between Buyer and Seller, the advice of the Title Insurer shall be determinative as to what is customary.

          7.5.2   Like-Kind Exchange (Proration). In the event this transaction is consummated as an Exchange, as defined in the Subsection hereof entitled “Assignment of Rights to Qualified Intermediary” then, notwithstanding the provisions of the Subsection hereof entitled “Generally,” certain items which are a credit to Seller from Buyer, as set forth on a Closing Statements to be approved by Seller and Buyer, shall be paid by Buyer to Seller at Closing in cash or other immediately payable funds and shall not be debited against the Purchase Price.

          7.6   Insurance. The fire, hazard, and other insurance policies relating to the Property shall be canceled by Seller as of the Closing Date and shall not, under any circumstances, be assigned to Buyer. All unearned premiums for fire and any additional hazard insurance premium or other insurance policy premiums with respect to the Property shall be retained by Seller.

          7.7   Close of Escrow. As soon as Buyer and Seller have deposited all items required with Escrowholder, and upon satisfaction of the Sections hereof entitled “Buyer’s Conditions Precedent to Closing” and “Seller’s Conditions Precedent to Closing,” Escrowholder shall cause the sale and purchase of the Property to be consummated (the “Closing”) in accordance with the terms hereof by immediately and in the order specified:

(a)	Wire Transfer. Wire transferring the Purchase Price, less the Broker’s Commission and the amount of costs paid by Seller at Closing, and plus or minus the amount of any prorations pursuant to the terms hereof, all as set forth on the closing statement signed by Seller, directly to Seller pursuant to Seller’s written closing instructions. Notwithstanding the foregoing, however, in the event Escrowholder receives written notice that Seller’s rights to the Agreement have been assigned to a Qualified Intermediary under an Exchange Agreement to which Seller is a party, then wire transfer the Purchase Price, less the Broker’s Commission, and the amount of costs paid by Seller at Closing, and plus or minus the amount of any prorations pursuant to the terms hereof, all as set forth on the closing statement signed by Seller, directly to the Qualified Intermediary pursuant to Seller’s written closing instructions. If, in the opinion of Escrowholder, the wire transfer cannot be initiated by Escrowholder on or before 2:00 p.m. Central Standard Time on the Closing Date, then after Escrowholder obtains Seller’s approval upon telephonic consultation with Seller, the Closing shall be consummated on the next business day, but the net sales proceeds shall be invested overnight in federal securities, or in a federally insured bank account, in the name of Escrowholder, and such net sales proceeds plus the interest earned thereon shall be disbursed by Escrowholder the next business day, after which the Deed shall be recorded. Such delay of the Closing shall not cause a recalculation of the amounts referred to in the Section hereof entitled “Prorations,” nor release Buyer or Seller from their obligations under this Agreement.

(b)	Recordation. Recording the Deed.

(c)	Delivery of Other Escrowed Documents.

(i)	Joint Delivery. Delivering to each of Buyer and Seller at least one executed counterpart of each of the (a) Assignment and Assumption of Leases; (b) Assignment and Assumption of Service Contracts and Other Obligations; (c) Designee Agreement, if applicable; and (d) closing statement.

(ii)	Buyer’s Delivery. Delivering to Buyer the (a) Bill of Sale; (b) FIRPTA Affidavit; (c) Certificate of Corporate Authorization; (d) Seller’s Certificate of Reaffirmation of Representations; and (e) Affidavit as to Debts, Liens, Parties in Possession and GAP Coverage.

(iii)	Seller’s Delivery. Delivering to Seller Buyer’s Certificate of Reaffirmation of Representations.

(d)	Broker’s Commission. Delivering to Broker the Broker’s Commission for services rendered to Seller, as reflected on the closing statement executed by Seller and Buyer. In the event there is a co-broker, Broker shall be responsible for delivering to any co-broker the commission agreed to between Broker and co-broker and neither Buyer nor Seller shall have any responsibility for payment of any commission or fee to any co-broker.

          7.8   Possession. As of the Closing Date, possession of the Property, subject to the rights and interests of tenants in possession pursuant to the Tenant Leases, along with the following items shall be delivered to Buyer:

(a)	Tenant Lease(s). The original of each Tenant Lease and any amendments thereto and the balance of any Tenant Lease file, (if available), or a copy of each Tenant Lease and any amendments thereto, and other tenant lease file contents in the possession of Seller, if not previously delivered to Buyer.

(b)	Service Contracts. The originals of all Service Contracts in the possession of Seller that have been assigned to and assumed by Buyer, if not previously delivered to Buyer.

(c)	Keys. Any keys or security access cards to any door or lock on the Property in the possession of Seller.

(d)	Licenses and Permits. Any original guarantees or warranties and any original licenses or permits or certified copies (or copies if originals or certified copies are not available) thereof issued by governmental authorities having jurisdiction over the Property which Seller has in its possession and which are transferable.

          7.9   Recorded Instruments. As soon after the Closing as possible, Escrowholder shall deliver to Buyer the original recorded Deed, and shall deliver to Seller a copy of the recorded Deed, with recordation information noted thereon.

          7.10   Tenant Notice(s). On or before the Closing Date, Seller (or its property manager) and Buyer shall execute a form of notice to the tenants of the Property informing them that the Property has been sold by Seller to Buyer. Each notice to a particular tenant shall include the address to which all future rental payments should be sent to. Immediately following the Closing, Seller’s property manager shall deliver such notices to all of the tenants of the Property.

ARTICLE 8

CONDEMNATION AND CASUALTY

          In the event of any condemnation or taking of the Property, or loss or damage by fire or other casualty to the Property, prior to the Closing, which does not exceed the Materiality Limit, the Closing shall occur just as if such condemnation, loss, or damage had not occurred, and Seller shall assign to Buyer all of Seller’s interest in any condemnation actions and proceeds, or deliver to Buyer any and all proceeds paid to Seller by Seller’s insurer with respect to such fire or other casualty; provided, however, that Seller shall be entitled to retain an amount of such insurance proceeds equal to Seller’s reasonable expenses, if any, incurred by Seller in repairing the damage caused by fire or other casualty. At Closing, in the case of a fire or other casualty, Seller shall give Buyer a credit on the Purchase Price equal to the lesser of the estimated cost to complete any restoration or the amount of any deductible, unless Seller has fully repaired the damage caused by such fire or other casualty. Seller shall maintain “all risk” replacement value insurance coverage in place on the Property at all times prior to the Closing.

          In the event, prior to the Closing, of any condemnation of all or a part of the Property, or loss or damage by fire or other casualty to the Property, which exceeds the Materiality Limit, at Buyer’s sole option, either:

(a)	this Agreement shall terminate in accordance with the Article hereof entitled “Non-Default Termination” if Buyer shall so notify Seller in writing within ten (10) business days of Buyer receiving notice from Seller of the casualty or condemnation; or

(b)	if Buyer shall not have timely notified Seller of its election to terminate this Agreement in accordance with paragraph (a) above, the Closing shall occur just as if such condemnation, loss, or damage had not occurred, without reduction in the Purchase Price, and Seller shall assign to Buyer all of Seller’s interest in any condemnation actions and proceeds or deliver to Buyer any and all proceeds paid or payable to Seller by Seller’s insurer with respect to such fire or other casualty; provided, however, that Seller shall be entitled to retain an amount of such insurance proceeds equal to Seller’s reasonable expenses, if any, incurred by Seller in repairing the damage caused by such fire or other casualty. At Closing, in the case of a fire or other casualty, Seller shall give Buyer a credit on the Purchase Price equal to the lesser of the estimated cost of restoration or the amount of the deductible, unless Seller has repaired the damage caused by such fire or other casualty.

          Notwithstanding anything contained herein to the contrary, the insurance proceeds to be credited or delivered to Buyer pursuant to this Article will exclude business interruption or rental loss insurance proceeds, if any, allocable to the period through the Closing Date, which proceeds will be retained by Seller. Any business interruption or rental loss insurance proceeds received by Seller and allocable to the period after the Closing Date shall be delivered to Buyer.

ARTICLE 9

NOTICES

          All notices, requests, demands, and other communications required or permitted to be given under this instrument shall be in writing and shall be conclusively deemed to have been duly given or delivered, as the case may be, (i) when hand delivered to the addressee; or (ii) one (1) business day after having been deposited, properly addressed and prepaid for guaranteed next-business-day delivery, with a nationally-recognized overnight courier service (e.g., UPS, FedEx, or U.S. Express Mail). All such notices, requests, or demands shall be addressed to the party whom notice is intended to be given at the addresses set forth in the Article hereof entitled “Basic Terms,” or to such other address as a party may from time to time designate by notice given to the other party(ies); provided, however that no party may require notice be given or delivered to more than three (3) addresses.

ARTICLE 10

SUCCESSORS AND ASSIGNS

          This Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties hereto; provided, however, that Buyer shall not transfer, sell, or assign all or any portion of Buyer’s rights hereunder; provided, further, that the assignment by Seller or Buyer of their rights to this Agreement to a Qualified Intermediary under the Subsection hereof entitled “Assignment of Rights to Agreement to Qualified Intermediary,” shall not constitute an assumption by Qualified Intermediary of Seller’s or Buyer’s obligations (as applicable) hereunder.

          Notwithstanding the foregoing, Buyer may designate an affiliate of Buyer to take title to the Property at Closing and to be named as transferee in the Deed and other transfer documents (the “Designee”); provided, that, Buyer notifies Seller in writing at least ten (10) days before Closing of the legal name of the Designee and the precise nature of its affiliation with Buyer; and provided, further, that the Designee and Buyer execute and deliver to Seller at Closing a Designee Agreement in the form of Exhibit M attached hereto and incorporated herein.

ARTICLE 11

BROKERS

          Buyer and Seller represent to each other that they have dealt with no broker or other person except the Broker in connection with the sale of the Property in any manner which might give rise to any claim for commission. Seller agrees to be responsible for payment of Broker’s fees only and does not, nor will, assume any liability with respect to any fee or commission payable to any co-broker or any other party. No broker or person other than Broker is entitled to receive any broker’s commissions, finder’s fees, or similar compensation from Seller in connection with any aspect of the transaction contemplated herein. It is agreed that if any claims for brokerage commissions or fees are ever made against Seller or Buyer in connection with this transaction, all such claims shall be handled and paid by the party whose actions or alleged commitments form the basis of such claim, and said party who is responsible shall indemnify and hold the other party harmless against any claim for brokerage or finder’s fees, or other like payment based in any way upon agreements, arrangements, or understandings made or claimed to have been made by Buyer or Seller with any third person. This provision shall survive the Closing or other termination of this Agreement.

ARTICLE 12

COVENANT NOT TO RECORD

          Buyer will not record this Agreement or any memorandum or other evidence thereof. Any such recording shall constitute a material default hereunder on the part of Buyer.

ARTICLE 13

DEFAULT

          In the event of a default by either Seller or Buyer, the remedies for default provided for in the following Sections shall constitute the sole and exclusive remedies of the other party.

          13.1   Default by Buyer. If Buyer fails to consummate the Closing on the Closing Date, this Agreement shall automatically terminate and Seller’s sole and exclusive remedy shall be to retain all Earnest Money (or such portion thereof as has been required to be deposited with Escrowholder at the time of such termination) (including all interest thereon) as liquidated damages and both parties shall be released of all further liability hereunder, except for the obligations hereunder which expressly survive the termination of this Agreement. In the event of any material default on the part of Buyer, other than its failure to consummate the Closing on the Closing Date as set forth above, Seller, as Seller’s sole and exclusive remedy, shall have the right, but not the obligation, to terminate this Agreement and retain all Earnest Money (or such portion thereof as has been required to be deposited with Escrowholder at the time of such termination) (including all interest thereon) as liquidated damages, in which event, both parties shall be released of all further liability hereunder, except for the obligations hereunder which expressly survive the termination of this Agreement. The Earnest Money amount is agreed upon by both parties as liquidated damages, acknowledging the difficulty and inconvenience of ascertaining and measuring actual damages and the uncertainty thereof. Notwithstanding the foregoing, Buyer and Seller agree that nothing contained herein shall limit Seller’s right to seek and obtain damages from Buyer (i) due to any slander of title by Buyer; (ii) due to any other action taken by Buyer which caused damage to the Property after the termination of this Agreement; or (iii) due to Buyer defaulting in its obligations hereunder which expressly survive the termination of this Agreement.

          13.2   Default by Seller. In the event of default by Seller, Buyer, as Buyer’s sole and exclusive remedies, may elect either: (i) to terminate this Agreement and receive reimbursement of the Earnest Money (including all interest thereon), in which event both parties shall be released of all further liability hereunder, except for the obligations hereunder which expressly survive the termination of this Agreement; or (ii) to file, within ninety (90) days of the Closing Date, an action for specific performance of Seller’s express obligations hereunder, without abatement of, credit against, or reduction in the Purchase Price. Neither Escrowholder nor Seller shall be obligated to return the Earnest Money (including all interest thereon) to Buyer unless Buyer gives Seller and Escrowholder written notice terminating all of Buyer’s interest in the Property and this Agreement; provided, however, that failure of Buyer to give Seller such notice shall not be construed to expand Buyer’s rights or remedies in any manner.

ARTICLE 14

NON-DEFAULT TERMINATION

          In the event of any termination of this Agreement pursuant to a provision expressly stating that the provisions of this Article are applicable, the following provisions shall apply:

(a)	except for those obligations which expressly survive termination of this Agreement, neither Buyer nor Seller shall have any further obligations hereunder; and

(b)	upon satisfaction of all of Buyer’s monetary obligations under this Agreement, which shall include Buyer’s obligation to restore the Property to the condition that existed prior to Buyer’s entry pursuant to the Section hereof entitled “Entry onto Property,” the Earnest Money (including interest earned thereon) shall be returned to Buyer upon Seller’s receipt of (i) written notice from Buyer expressly acknowledging the termination of all of Buyer’s interest in the Property and this Agreement; and (ii) all materials provided to Buyer by Seller or Seller’s agents, and any copies made by Buyer or Buyer’s agents pursuant to this Agreement; provided, however, that failure of Buyer to give Seller such notice shall not be construed to expand Buyer’s rights or remedies in any manner. If Buyer has provided Seller with written notice acknowledging its intent to terminate the Agreement, but has not yet returned all materials to Seller, Seller hereby authorizes Escrowholder, upon written confirmation from Seller, to release all but One Hundred Thousand Dollars ($100,000.00) (“Retained Earnest Money”) of the Earnest Money until such time as all materials have been returned to Seller. Such Retained Earnest Money will be held pursuant to the terms of this Agreement and upon receipt of the materials, Seller hereby agrees to promptly provide Escrowholder with written notice authorizing release of the Retained Earnest Money.

ARTICLE 15

INDEMNITIES

          15.1    Seller Indemnity.

(a)	Effective as of the Closing Date, Seller shall indemnify, defend and hold Buyer harmless from and against any actual, direct damages (and reasonable attorneys’ fees and other reasonable legal costs) incurred by Buyer within one (1) year of the Closing Date (“Limitation Period”), provided that Buyer can prove it would not have incurred such damages except for an inaccuracy on or before the Closing Date in the representations and warranties by Seller set forth in the Section hereof entitled “Representations and Warranties by Seller,” of which Buyer had no notice of on or before the Closing Date. Such agreement by Seller to so indemnify, defend and hold Buyer harmless shall be null and void except to the extent that, prior to the expiration of sixty (60) days after the Limitation Period, Seller has received notice from Buyer pursuant to the Article hereof entitled “Notices” referring to this Section and specifying the amount, nature, and facts underlying any claim being made by Buyer hereunder. Seller’s liability under this Section 15.1(a) shall be limited to damages which, in the aggregate, do not exceed Two Million Dollars ($2,000,000.00) (“Liability Limitation”). In no event shall Seller be liable for consequential, punitive and/or exemplary damages of any nature whatsoever.

(b)	Seller shall indemnify, defend and hold Buyer harmless from and against any actual, direct damages (but not for any attorneys’ fees and other legal costs incurred by Buyer if Seller or its insurer shall conduct the defense) incurred by Buyer with respect to a claim which (a) is made by a third party alleging a tort committed by Seller; or (b) alleges bodily injury or property damage related to the Property and occurring before the Closing Date; provided that such claim does not arise out of or in any way relate to Hazardous Material.

          15.2    Buyer Indemnity.

(a)	Effective as of the Closing Date, Buyer shall indemnify, defend and hold Seller harmless from and against any actual, direct damages (and reasonable attorneys’ fees and other reasonable legal costs) incurred by Seller within one (1) year of the Closing Date (“Limitation Period”), provided that Seller can prove it would not have incurred such damages except for an inaccuracy as of the Closing Date in the representations and warranties by Buyer set forth in the Section hereof entitled “Representations and Warranties by Seller,” of which Seller had no notice of on or before the Closing Date. Such agreement by Buyer to so indemnify, defend and hold Seller harmless shall be null and void except to the extent that, prior to the expiration of the Limitation Period, Buyer has received notice from Seller pursuant to the Article hereof entitled “Notices” referring to this Section and specifying the amount, nature, and facts underlying any claim being made by Seller hereunder. Buyer’s liability under this Section 15.2(a) shall be limited to damages which, in the aggregate, do not exceed Two Million Dollars ($2,000,000.00) (“Liability Limitation”). In no event shall Buyer be liable for consequential, punitive and/or exemplary damages of any nature whatsoever.

(b)	Buyer shall indemnify, defend and hold Seller harmless from and against any actual, direct damages (but not for any attorneys’ fees and other legal costs incurred by Seller if Buyer or its insurer shall conduct the defense) incurred by Seller in connection with or arising out of (i) a claim which (a) is made by a third party alleging a tort committed by Buyer; or (b) alleges bodily injury or property damage related to the Property and occurring after the Closing Date; provided that such claim does not arise out of or in any way relate to Hazardous Material, or (ii) any conversion or attempted conversion of the Property into a condominium form of ownership and, in connection therewith, (a) the accuracy or completeness of any condominium public offering statement or any disclosures made as required by law or otherwise, and (b) all claims of any kind or nature asserted by any purchaser or prospective purchaser of a condominium unit or any condominium association or unit owners’ association.

          15.3   Unknown Environmental Liabilities. “Unknown Environmental Liabilities” (as defined below) relating to the Property which exist on or before the Closing Date shall be allocated in accordance with applicable law. As used herein, “Unknown Environmental Liabilities” means future obligations to remediate Hazardous Material contamination located on, or originating from, the Property which occurred on or before the Closing Date, but only to the extent (a) the underlying Hazardous Material is not disclosed in Seller’s Environmental Report(s) or Buyer’s Environmental Report(s); (b) Buyer has no notice of such Hazardous Material as of the Closing Date; and (c) remediation or other action with respect to such Hazardous Material is then required by an applicable governmental agency under then current state or federal environmental laws or regulations and also would have been required under state or federal environmental laws or regulations as they existed as of the Closing Date. Neither Seller nor Buyer shall solicit the involvement of local, state or federal governmental agencies in any of the aforesaid determinations, except only to the extent required by law.

          15.4   RELEASE. BUYER HEREBY WAIVES, RELEASES AND FOREVER DISCHARGES THE SELLER, ITS MEMBERS, OFFICERS, AGENTS AND EMPLOYEES FOR, FROM, AND AGAINST ANY LOSS, COST, DAMAGE, LIABILITY, OR CLAIM, INCLUDING WITHOUT LIMITATION ATTORNEYS’ FEES, ARISING IN WHOLE OR PART OUT OF THE PHYSICAL CONDITION OF THE PROPERTY, INCLUDING WITHOUT LIMITATION, LATENT OR PATENT DEFECTS, CONSTRUCTION DEFECTS, MOLD, OR THE ENVIRONMENTAL CONDITION OF THE PROPERTY, WHETHER DIRECT OR INDIRECT, KNOWN OR UNKNOWN, FORESEEABLE OR UNFORESEEABLE, AND WHETHER RELATING TO ANY PERIOD OF TIME

EITHER BEFORE OR AFTER ACQUIRING ANY INTEREST IN THE PROPERTY.

          15.5   Survival. All of the provisions of this Article shall survive the Closing, subject to the limitations set forth herein.

ARTICLE 16

MISCELLANEOUS

          16.1   Survival of Representations, Covenants, and Obligations. Except as otherwise expressly provided herein, no representations, covenants, or obligations contained herein made by Seller or Buyer shall survive Closing or termination of this Agreement.

          16.2   Attorneys’ Fees. In the event of any litigation between the parties hereto concerning the terms hereof, the losing party shall pay the reasonable attorneys’ fees and costs incurred by the prevailing party in connection with such litigation, including appeals.

          16.3   Publicity. In no event will either party advertise or announce the terms of this Agreement, except by mutual consent. Neither party will publicly advertise or announce the terms of this Agreement or the occurrence of the sale of the Property, except by mutual written consent, until after the Closing Date. Notwithstanding anything contained herein to the contrary, Buyer may issue any press release or public statement in connection with any filing required by any securities laws or regulations applicable to Buyer.

          16.4   Captions. The headings or captions appearing in this Agreement are for convenience only, are not a part of this Agreement, and are not to be considered in interpreting this Agreement.

          16.5    Waiver. No waiver by any party of any breach hereunder shall be deemed a waiver of any other or subsequent breach.

          16.6   Time. Time is of the essence with regard to each provision of this Agreement. If the final date of any period provided for herein for the performance of an obligation or for the taking of any action falls on a Saturday, Sunday, or national/banking holiday, then the time of that period shall be deemed extended to the next day which is not a Saturday, Sunday, or national/banking holiday. If the Closing Date provided for herein should fall on a Friday, Saturday,

Sunday, or national/banking holiday, then the Closing Date shall be deemed extended to the next day which is not a Friday, Saturday, Sunday, or national/banking holiday. Each and every day described herein shall be deemed to end at 5:00 p.m. Eastern Standard Time.

          16.7    Controlling Law. This Agreement shall be construed in accordance with the laws of the state in which the Property is located.

          16.8   Severability. In the event that any one or more of the provisions of this Agreement shall be determined to be void or unenforceable by a court of competent jurisdiction or by law, such determination will not render this Agreement invalid or unenforceable, and the remaining provisions hereof shall remain in full force and effect.

          16.9   Construction. Buyer and Seller agree that each party and its counsel have reviewed, and if necessary, revised this Agreement, and that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement or any amendments, exhibits, or schedules hereto.

          16.10    Intentionally Deleted

          16.11    Like-Kind Exchange.

16.11.1.	Assignment of Seller’s Rights to Qualified Intermediary. Seller may transfer the Property as part of a forward like-kind exchange pursuant to Section 1031 of the Internal Revenue Code of 1986 and the regulations promulgated thereunder, as amended, or as a reverse like-kind exchange under Revenue Procedure 2000-37 (“Exchange”). Accordingly, Seller may assign its rights to this Agreement to a third party (“Qualified Intermediary”) and Buyer hereby consents to such assignment provided, however, that such assignment shall not (i) constitute an assumption by Qualified Intermediary of Seller’s obligations hereunder; (ii) release Seller from any of its obligations hereunder; (iii) diminish or affect the rights of Buyer hereunder or impose any additional expense upon Buyer or (iv) delay the Closing. Buyer shall execute such documents and take such other action as may reasonably be requested by Seller for the purpose of so qualifying the transaction contemplated by this Agreement as an Exchange.

16.11.2.	Reassignment to Seller. The Qualified Intermediary may, at some time after the Closing, reassign its rights to this Agreement to Seller. Buyer hereby consents to any such reassignment and agrees that in the event of any such reassignment Seller shall enjoy all of the rights and privileges of the “Seller” under this Agreement and under any documents executed in connection herewith. In the event of any such reassignment, Seller shall have any and all rights, privileges, and remedies against or with respect to Buyer as would exist if the assignment (by Seller to the Qualified Intermediary) referred to in Section 16.11.1 had never been made.

16.11.3.	Assignment of Buyer’s Rights to Qualified Intermediary. Buyer may transfer the Property as part of a forward like-kind exchange pursuant to Section 1031 of the Internal Revenue Code of 1986 and the regulations promulgated thereunder, as amended, or as a reverse like-kind exchange under Revenue Procedure 2000-37 (“Exchange”). Accordingly, Buyer may assign its rights to this Agreement to a third party (“Qualified Intermediary”) and Seller hereby consents to such assignment provided, however, that such assignment shall not (i) constitute an assumption by Qualified Intermediary of Buyer’s obligations hereunder; (ii) release Buyer from any of its obligations hereunder; (iii) diminish or affect the rights of Seller hereunder or impose any additional expense upon Seller, or (iv) delay the Closing. Seller shall execute such documents and take such other action as may reasonably be requested by Buyer for the purpose of so qualifying the transaction contemplated by this Agreement as an Exchange.

16.11.4.	Reassignment to Buyer. The Qualified Intermediary may, at some time after the Closing, reassign its rights to this Agreement to Buyer. Seller hereby consents to any such reassignment and agrees that in the event of any such reassignment Buyer shall enjoy all of the rights and privileges of the “Buyer” under this Agreement and under any documents executed in connection herewith. In the event of any such reassignment, Buyer shall have any and all rights, privileges, and remedies against or with respect to Seller as would exist if the assignment (by Buyer to the Qualified Intermediary) referred to in Section 16.11.3 had never been made.

          16.12   Execution. This Agreement may be executed in any number of counterparts, each of which, when so executed and delivered, shall be deemed an original, but such counterparts together shall constitute only one agreement.

          16.13   Amendments. This Agreement may be modified, supplemented, or amended only by a written instrument executed by Buyer and Seller.

          16.14   Entire Agreement. This written Agreement constitutes the entire and complete agreement between the parties relating to the transactions contemplated hereby and all prior or contemporaneous agreements, understandings, representations, warranties, and statements, oral or written, are merged herein. No representation, warranty, covenant, agreement, or condition not expressed in this Agreement shall be binding upon the parties hereto or shall affect or be effective to interpret, change, or restrict the provisions of this Agreement. This Agreement may be executed in several counterparts and by each party on a separate counterpart, each of which when so executed and delivered shall be an original, but all of which together shall constitute one instrument and that facsimile signatures shall have the same effect as original signatures. In proving this Agreement it shall not be necessary to produce or account for more than one such counterpart signed by the party against whom enforcement is sought.

          16.15    Post-Closing Audit. Notwithstanding anything contained herein to the contrary, Buyer, upon reasonable prior notice to Seller, shall have the right, provided Buyer does so within ninety (90) days of the Closing Date, at Buyer’s expense, to obtain an audited financial statement for the Property for the calendar year ending December 31, 2006 (but not more than one such audit). Such audit shall include all books and records relating to the Property, including, but not limited to, revenue and expense supporting documents, deposits, bank statements, invoices and other similar documentation. Seller acknowledges and agrees that its books and records are the subject of the audit, and Seller agrees to execute a standard form of engagement and representation letter with an auditor designated by Buyer in connection with the audit; provided that such letter expressly provides that all costs and fees of Buyer’s auditor shall be paid by Buyer. Seller agrees to cooperate with Buyer in granting Buyer, its agents, representatives and employees access to such books, records and documentation so that it and its auditors may timely and fully complete such audit. Buyer shall reimburse Seller for its reasonable and necessary costs and expenses incurred in connection with such audit and shall indemnify and hold harmless Seller from all costs and fees of Buyer’s auditor in connection with such audit. Should this Agreement terminate and the Closing not occur, Buyer’s shall still be obligated to reimburse Seller for its reasonable and necessary costs and expenses incurred in connection with such audit and shall indemnify and hold harmless Seller from all costs and fees of Buyer’s auditor in connection with such audit. The terms of this Section 16.15 shall survive the Closing and the delivery of the Deed.

          IN WITNESS WHEREOF, this Agreement has been executed as of the Effective Date, as herein defined in the Article hereof entitled “Basic Terms.”

SELLER:	THE NORTHWESTERN MUTUAL LIFE INSURANCE
COMPANY, a Wisconsin corporation

By:    Northwestern Investment Management Company, LLC, a
          Delaware limited liability company, its wholly owned affiliate and authorized representative

          By: /s/ Thomas D. Zale
          Name: Thomas D. Zale
          Title: Managing Director

Date: December 8, 2006

BUYER:	NTS REALTY HOLDINGS LIMITED PARTNERSHIP, a
Delaware limited partnership

By:   NTS Realty Capital, Inc., a Delaware corporation, its Managing
General Partner

By: /s/ Brian F. Lavin
Name: Brian F. Lavin
Its: President/CEO

Date: 12/3/2006

AND OVERLOOK ASSOCIATES, LLC, a Colorado limited liability company By: /s/ John P. Hill, Jr. Name: John P. Hill, Jr. Its: Manager Date: 12/7/2006

RECEIPT BY ESCROWHOLDER

          Commonwealth Land/LandAmerica Title Insurance Company shall serve as Escrowholder pursuant to the terms and provisions of that certain Real Estate Purchase and Sale Agreement between The Northwestern Mutual Life Insurance Company and NTS Realty Holdings Limited Partnership and Overlook Associates, LLC (the “Agreement”), and hereby acknowledges receipt of a fully executed copy of the Agreement and the Initial Earnest Money in the sum of Five Hundred Thousand Dollars ($500,000). Escrowholder agrees to accept, hold, apply and/or return the Initial Earnest Money and any subsequent deposits of Earnest Money, and disburse any funds received pursuant to the provisions of the Agreement, and otherwise comply with the obligations of Escrowholder as set forth in the Agreement.

COMMONWEALTH LAND/LANDAMERICA TITLEINSURANCE COMPANY By: /s/ Andrew B. Cox Name: Andrew B. Cox Its: Vice President Date of receipt: 12/11/2006